EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
7/21/20111	Purchase	$7.9944	16,100
7/22/20112	Purchase	7.9899	9,800
7/25/20113	Purchase	7.9998	4,136
7/26/20114	Purchase	7.5031	34,097
7/27/20115	Purchase	7.1203	30,600
7/28/20116	Purchase	7.0296	34,025
7/29/20117	Purchase	7.0480	12,637
8/1/20118	Purchase	7.2513	15,100
8/2/20119	Purchase	7.0918	32,000
8/3/201110	Purchase	6.6815	43,500
8/4/201111	Purchase	6.6579	73,100
8/5/201112	Purchase	6.1517	50,022
8/8/201113	Purchase	5.9809	35,518
8/9/201114	Purchase	5.8645	33,268
8/10/201115	Purchase	5.7774	35,200

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1 This transaction was executed in multiple trades at prices ranging from $7.97 - 8.00.
2 This transaction was executed in multiple trades at prices ranging from $7.97 - 8.00.
3 This transaction was executed in multiple trades at prices ranging from $7.99 - 8.00.
4 This transaction was executed in multiple trades at prices ranging from $7.25 - 7.85.
5 This transaction was executed in multiple trades at prices ranging from $7.02 - 7.33.
6 This transaction was executed in multiple trades at prices ranging from $6.95 - 7.12.
7 This transaction was executed in multiple trades at prices ranging from $6.90 - 7.19.
8 This transaction was executed in multiple trades at prices ranging from $7.19 - 7.27.
9 This transaction was executed in multiple trades at prices ranging from $6.87 - 7.25.
10 This transaction was executed in multiple trades at prices ranging from $6.40 - 7.30.
11 This transaction was executed in multiple trades at prices ranging from $6.39 - 7.09.
12 This transaction was executed in multiple trades at prices ranging from $6.05 - 6.25.
13 This transaction was executed in multiple trades at prices ranging from $5.66 - 6.10.
14 This transaction was executed in multiple trades at prices ranging from $5.34 - 6.05.
15 This transaction was executed in multiple trades at prices ranging from $5.40 - 5.85.